UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2011
CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33710	06-1393453

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 206 VENTURA, CALIFORNIA	93003

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 639-9458
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 28, 2011, Clean Diesel Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the underwriters named therein (the “Underwriters”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company and the selling stockholders named in the Underwriting Agreement (the “Selling Stockholders”) agreed to sell, and the Underwriters agreed to purchase, 2,725,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a price of $3.5208 per share. The public offering price for such shares is $3.75 per share. Of these 2,725,000 shares of Common Stock, 2,645,000 shares of Common Stock are being offered by the Company and 80,000 shares of Common Stock are being offered by the Selling Stockholders. The Underwriters have also been granted an option to purchase up to an additional 408,750 shares of Common Stock from the Company within 30 days after the date of the Underwriting Agreement to cover over-allotments, if any, and on June 30, 2011, such option was exercised in full.
As contemplated by the Underwriting Agreement, at the closing of this offering, the Underwriters will receive warrants to purchase in the aggregate, 61,076 shares of our Common Stock (2.0% of the shares of Common Stock issued in the offering). The warrants will have a term of not greater than five years from June 28, 2011 in compliance with FINRA Rule 5110(f)(2)(H)(i), have an exercise price equal to $4.50 (120% of the public offering price of the Common Stock) and, in accordance with FINRA Rule 5110(g)(1), may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrant by any person for a period of 180 days immediately following the effective date of the registration statement, except as provided in FINRA Rule 5110(g)(2).
The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the sale of the Common Stock. In addition, pursuant to the terms of the Underwriting Agreement, each director and executive officer and certain significant stockholders of the Company have entered into agreements with the Underwriters not to sell, transfer or otherwise dispose of securities of the Company within the 90-day period following June 28, 2011, subject to extension in certain circumstances.
The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 and is incorporated by reference into this Item 1.01. The foregoing description of the warrants does not purport to be complete and is qualified in its entirety by reference to the Form of Warrant, which is filed as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
Item 3.02 Unregistered Sale of Equity Securities.
As noted above in Item 1.01, as contemplated by the terms of the Underwriting Agreement, at the closing of the offering, we will issue warrants to acquire an aggregate 61,076 shares of our Common Stock at $4.50 per share to the Underwriters. We will not receive any cash consideration for the issuance of the warrants, which will be issued in connection with the Underwriting Agreement. We relied on the private placement exemption provided by Section 4(2).

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.
Item 8.01 Other Events.
On June 29, 2011, the Company issued a press release announcing the pricing of an underwritten public offering of 2,725,000 shares of Common Stock at a price to the public of $3.75 per share, pursuant to the Company’s initial registration statement on Form S-1 (Registration No. 333-174680), as amended, and the additional registration statement on Form S-1 (Registration No. 333-175193). A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.
Item 9.01 Financial Statements and Exhibits

(d) Exhibit No.	Description

1.1
Underwriting Agreement, dated June 28, 2011, by and among Clean Diesel Technologies, Inc., the selling stockholders named therein, and Roth Capital Partners, LLC, as the representative of the underwriters named therein.

10.1
Form of Warrant to be issued to the underwriters named in the Underwriting Agreement, dated June 28, 2011, by and among Clean Diesel Technologies, Inc., the selling stockholders named therein, and Roth Capital Partners, LLC, as the representative of the underwriters named therein.

99.1	Press release dated June 29, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

July 1, 2011	By:	/s/ Nikhil A. Mehta Name: Nikhil A. Mehta
Title: Chief Financial Officer and Treasurer